Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179687

PROSPECTUS SUPPLEMENT NO. 7

(To Prospectus Dated April 11, 2013)

29,174,957 Shares of Common Stock

This prospectus supplement no. 7 supplements the prospectus dated April 11, 2013, relating to the offering of up to 29,174,957 shares of our common stock that were issued to selling stockholders in connection with a recapitalization of Dune Energy, Inc.’s capital structure.

This prospectus supplement incorporates into our prospectus the information contained (i) our attached current report on Form 8-K/A, which was filed with the Securities and Exchange Commission on July 25, 2013 and (ii) our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on July 26, 2013.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference therein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTC Bulletin Board under the symbol “DUNR.” On July 26, 2013, the closing price of our common stock on the bulletin board was $1.55.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2013

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A is being filed as an amendment (“Amendment No. 1”) to the Current Report on Form 8-K filed by Dune Energy, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on June 10, 2013 (“Original Filing”). The sole purpose of this Amendment No. 1 is to disclose the Company’s decision as to how frequently it will conduct future stockholder advisory votes regarding compensation awarded to its named executive officers. No other changes have been made to the Original Filing.

Item 5.07(d)	Submission of Matters to a Vote of Security Holders.

At the Company’s 2013 annual meeting of stockholders held on June 5, 2013, the Company’s stockholders voted on, among other matters, a proposal on the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers. As previously reported by the Company, the proposal to hold annual votes received the highest number of votes cast, as well as a majority of the votes cast on the proposal. Based on these results, and consistent with the Company’s recommendation, the Company’s Board of Directors has determined that the Company will conduct future stockholder advisory votes regarding compensation awarded to its named executive officers annually. The next required stockholder advisory vote on the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers will be conducted at the Company’s 2019 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: July 25, 2013	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2013

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2013, as previously disclosed, the Board of Directors (the “Board”) of Dune Energy, Inc. (the “Company”) approved a new cash bonus plan for the Company’s employees, including the Company’s senior executives, for 2013 (the “2013 Bonus Program”). Each participant in the 2013 Bonus Program was assigned a target bonus for 2013. A participant’s bonus was to be determined by multiplying the participant’s target bonus by a performance factor determined based upon the Company’s performance and the participant’s individual performance. Actual bonuses could range from 0 percent (no bonus) to 200 percent of the participant’s target bonus. The metrics used to determine each participant’s bonus under the 2013 Bonus Program are (i) reserve growth, (ii) production growth, (iii) lease operating expense reduction and (iv) individual goals. No minimum bonus was required under the 2013 Bonus Program.

On July 23, 2013, in order to improve employee retention efforts, the Board approved paying bonuses to the participants in the 2013 Bonus Program at a minimum of 100% of the target bonus for each such participant. The Board also approved accelerating the time frame for paying bonuses to the participants in the 2013 Bonus Program. James A. Watt, the Company’s President and Chief Executive Officer, was granted the authority to distribute the 2013 Bonuses in up to four tranches. The Company anticipates making bonus payments in three equal installments at the end of September 2013, December 2013 and March 2014. A participant must be employed by the Company on the date of any payment in order to receive such payment. If the metrics used to determine the bonus for a particular participant dictate a bonus higher than 100% of the target bonus, such participant will receive such excess as a part of the March 2014 bonus payment.

Bonus Payout

Pursuant to the Board’s determination on July 23, 2013, the Company’s named executive officers will receive the following minimum bonuses under the 2013 Bonus Program:

Officer and Title	Minimum Bonus
James A. Watt, President and Chief Executive Officer	$550,000
Frank T. Smith, Jr., Senior Vice President and Chief Financial Officer	$222,000
Hal L. Bettis, Executive Vice President, Business Development and Environmental Affairs	$190,000
Richard H. Mourglia, Senior Vice President, Land and General Counsel	$167,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: July 26, 2013	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer